MPLX LP Reports Second-Quarter 2017 Financial Results

•	Reported record second-quarter net income of $190 million and adjusted EBITDA of $474 million

•	Reported second-quarter net cash from operating activities of $467 million and distributable cash flow of $387 million

•	Declared 18th consecutive quarterly distribution increase to $0.5625 per common unit, and continue to forecast 2017 distribution growth of 12 to 15 percent

•	Targeting third-quarter 2017 for next dropdown in series of acquisitions planned from sponsor Marathon Petroleum Corporation

FINDLAY, Ohio, July 27, 2017 - MPLX LP (NYSE: MPLX) today reported second-quarter 2017 net income attributable to MPLX of $190 million compared with $19 million in the second quarter of 2016.

“MPLX delivered record second-quarter financial results driven by record processed and fractionated volumes and the continued execution of our organic and dropdown growth strategies,” said Gary R. Heminger, MPLX chairman and chief executive officer.

In the third quarter, MPLX anticipates completing the second of several acquisitions from sponsor Marathon Petroleum Corporation (NYSE: MPC) with the offer of the joint-interest ownership in certain pipelines and storage facilities. These assets are projected to generate approximately $135 million of annual adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).(1) MPC has indicated work remains on schedule to prepare the remaining assets with annual EBITDA of approximately $1 billion for dropdown to MPLX no later than the end of the first quarter of 2018.

In conjunction with the completion of the acquisitions, MPLX expects to exchange newly issued common units for MPC’s general partner economic interest, including incentive distribution rights (IDRs) and its 2 percent general partner interest. These strategic actions are intended to reduce MPLX’s cost of capital and enhance its long-term distribution growth capabilities. Following these transactions, the partnership also expects to target a higher coverage ratio over time and internally fund a greater portion of its future growth. The planned dropdowns and the elimination of the IDRs are subject to requisite approvals, market and other conditions, including tax and other regulatory clearances.

“Upon completion of the dropdowns, MPLX will be among the largest diversified master limited partnerships in the energy sector,” Heminger said. “With a robust portfolio of organic projects in the Marcellus, Permian and STACK, which are among the most prolific and economic shale plays in the country, we believe MPLX is well-positioned to deliver attractive long-term returns.”

In early July, the Logistics and Storage segment’s (L&S) Utica build-out projects, including the newly constructed Harpster-to-Lima pipeline, became fully operational. In combination with the Cornerstone Pipeline, these projects create additional fee-based revenue for the partnership and new access for Utica and Marcellus shale producers by moving condensate and natural gasoline to refineries throughout the Midwest. MPLX is currently constructing additional connectivity and expanding pipelines to provide more optionality for Midwest refiners.

The Gathering and Processing (G&P) segment continues to build on its strong footprint in the Marcellus, Permian and STACK shale plays. In the Northeast, the second quarter was the first full quarter with seven plants operating at the Sherwood complex in West Virginia. The complex operated at full capacity for the quarter. To further support Antero Resources Corp.’s extensive Marcellus Shale acreage in the prolific rich-gas corridor of West Virginia, the Sherwood VIII processing plant was placed into service in July. Three additional processing plants and a de-ethanization unit are expected to be constructed at Sherwood in 2018.

In the Southwest, MPLX continues construction of the Argo gas processing plant in the Delaware basin. In July, the partnership began construction of an additional gas processing plant to support growth in the STACK shale play of Oklahoma. The new facility, named the Omega plant, is expected to enter service in mid-2018.

(1)	Adjusted EBITDA with respect to anticipated joint-interest acquisitions is calculated as cash distributions adjusted for maintenance capital, growth capital and financing activities.

Financial Highlights

	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per unit and ratio data)	2017	2016	2017	2016
Net income attributable to MPLX(a)(b)	$190	$19	$340	$(41)
Adjusted EBITDA attributable to MPLX(c)	474	351	897	653
Net cash provided by operating activities(b)	467	349	844	670
Distributable cash flow ("DCF")(c)	387	285	741	521
Distribution per common unit(d)	0.5625	0.5100	1.1025	1.0150
Distribution coverage ratio(e)	1.26x	1.24x	1.27x	1.21x
Growth capital expenditures(f)	370	288	728	602

(a)
The three and six months ended June 30, 2016, include pretax, non-cash impairment charges of $89 million related to an equity method investment. The three and six months ended June 30, 2016, includes a pretax, non-cash impairment of $1 million and $130 million, respectively, related to the goodwill established in connection with the MarkWest acquisition.

(b)
Amounts have been recast to reflect the March 1, 2017, acquisition of Hardin Street Transportation (HST), Woodhaven Cavern (WHC) and MPLX Terminals (MPLXT) from MPC. The results of HST and WHC were recast effective Jan. 1, 2015, and the results for MPLXT were recast effective April 1, 2016. Prior to these dates these companies were not considered businesses and therefore there are no financial results from which to recast.

(c)	Non-GAAP measure calculated before the distribution to preferred units and excluding impairment charges. See reconciliation below.

(d)	Distributions declared by the board of directors of MPLX’s general partner.

(e)	Non-GAAP measure. See calculation below.

(f)
Includes capital expenditures for inland marine business acquired on March 31, 2016, and the pipeline, storage and terminals businesses acquired on March 1, 2017 (collectively with inland marine business, "Predecessor"). Excludes non-affiliated joint-venture (JV) members' share of capital expenditures. See description below.

Operational Highlights

•	Processed volumes in the Marcellus and Utica of 4.7 billion cubic feet per day, a 14 percent increase for the second quarter of 2017 versus the second quarter of 2016.

•	Fractionated volumes in the Marcellus and Utica of 351,000 barrels per day, a 19 percent increase for the second quarter of 2017 versus the second quarter of 2016.

•	Operated at full utilization at the Sherwood complex; commenced operation of Sherwood VIII processing plant in July.

•	Commenced operation of a 20,000-barrels-per-day fractionation train at the Bluestone complex to support growing natural gas liquids (NGL) production in the Marcellus shale.

•	Operated at full utilization at the Hidalgo plant.

•	Commenced operations of the Harpster-to-Lima pipeline and expansions to the East Sparta-to-Heath and Heath-to-Harpster pipelines. These pipeline projects became fully operational in July.

Financial Position and Liquidity

As of June 30, MPLX had $293 million in cash, approximately $2 billion available through its bank revolving credit facility expiring in December 2020, and $500 million available through its credit facility with MPC. On July 21, 2017, MPLX replaced its existing bank revolving credit facility with a new five-year $2.25 billion bank revolving credit facility, with an expiration approximately 18 months after the previous facility. Additionally, the $250 million outstanding under the term loan facility was repaid on July 19, 2017. During the second quarter, MPLX opportunistically issued approximately 9 million new common units through its at-the-market program and received net proceeds of approximately $286 million.

The partnership’s $2.8 billion of available liquidity and its access to the capital markets should provide it with sufficient flexibility to meet its day-to-day operational needs and continue investing in organic growth opportunities. The partnership’s debt-to-pro forma adjusted EBITDA ratio was 3.8 times at June 30, 2017. MPLX remains committed to maintaining an investment-grade credit profile.

Forecast

MPLX’s 2017 financial forecast has been revised to reflect the partnership’s current estimates for operational volumes and commodity prices. The partnership increased its earnings-related guidance by $50 million. The 2017 forecast excluding future dropdowns is:

Net income	$600 million to $750 million
Adjusted EBITDA(a)	$1.75 billion to $1.9 billion
Net cash provided by operating activities	$1.45 billion to $1.6 billion
Distributable cash flow (DCF)(a)	$1.3 billion to $1.45 billion
Organic growth capital expenditures(b)	$1.8 billion to $2.0 billion
Maintenance capital expenditures	~$150 million
Distribution growth rate	12 percent to 15 percent

(a)	Non-GAAP measure calculated before the distribution to preferred units. See reconciliation below.

(b)
Guidance excludes acquisition costs for dropdown of terminal, pipeline and storage assets; Ozark Pipeline; and Bakken Pipeline system. Also excludes non-affiliated JV members’ share of capital expenditures.

Segment Results

Segment operating income attributable to MPLX LP (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2017	2016	2017	2016
Logistics and Storage(a)	$208	$123	$364	$211
Gathering and Processing(a)	313	271	622	528

(a)	See reconciliation below for details.

Logistics and Storage (L&S) segment operating income increased for the second quarter of 2017 compared with the same period in 2016. The increase was primarily due to the acquisition of the MPLX Terminals, Hardin Street Transportation and Woodhaven Cavern businesses on March 1, 2017, and the acquisition of the Ozark pipeline.

Gathering and Processing (G&P) segment operating income increased for the second quarter of 2017 compared with the same period in 2016. This increase is due to higher processing and fractionation volumes and higher product margins.

See reconciliation below for detail on items not allocable to, or controllable by, any individual segment, which are therefore excluded when evaluating segment performance.

Conference Call

At 11 a.m. EDT today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call by dialing 1-888-677-5735 (confirmation number 2770286) or by visiting MPLX’s website at http://www.mplx.com and clicking on the “2017 Second-Quarter Financial Results” link in the “News & Headlines” section. Replays of the conference call will be available on MPLX’s website through Thursday, Aug. 10. Investor-related material will also be available online prior to the conference call and webcast at http://ir.mplx.com.

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About MPLX LP

MPLX is a diversified, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire midstream energy infrastructure assets. We are engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; and the transportation, storage and distribution of crude oil and refined petroleum products. Headquartered in Findlay, Ohio, MPLX’s assets consist of a network of crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States; 62 light-product terminals with approximately 24 million barrels of storage capacity; an inland marine business; storage caverns with approximately 2.8 million barrels of storage capacity; crude oil and product storage facilities (tank farms) with approximately 5 million barrels of available storage capacity; a barge dock facility with approximately 78,000 barrels per day of crude oil and product throughput capacity; and gathering and processing assets that include approximately 5.6 billion cubic feet per day of gathering capacity, 7.8 billion cubic feet per day of natural gas processing capacity and 570,000 barrels per day of fractionation capacity.

Investor Relations Contacts:
Lisa D. Wilson (419) 421-2071
Doug Wendt (419) 421-2423
Denice Myers (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

Non-GAAP references
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA, distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership’s cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision (benefit) for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) impairment expense; (vi) net interest and other financial costs; (vii) loss (income) from equity investments; (viii) distributions from unconsolidated subsidiaries; (ix) unrealized derivative losses (gains); and (x)

acquisition costs. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; and (iv) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distribution declared.

Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (“MPLX”) and Marathon Petroleum Corporation (“MPC”). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPLX and MPC, including proposed strategic initiatives. You can identify forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “pursue,” “prospective,” “predict,” “project,” “potential,” “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including an increase of the current yield on common units, adversely affecting MPLX’s ability to meet its distribution growth guidance; the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein and other proposed transactions; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein and other proposed transactions; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with respect to the timing of and value attributed to assets identified for dropdown; the adequacy of MPLX’s capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including dropdowns, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPLX’s capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the Securities and Exchange Commission (SEC). Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with the MPLX conflicts committee with respect to the timing of and value attributed to assets identified for dropdown; changes to the expected construction costs and timing of projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives, and other risks described above with respect to MPLX; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPLX’s Form 10-K or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPLX’s Form 10-K are available on the SEC website, MPLX’s website at http://ir.mplx.com or by contacting MPLX’s Investor Relations office. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office.

Results of Operations (unaudited)	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per unit data)	2017	2016(a)	2017	2016(a)
Revenues and other income:
Service revenue	$286	$233	$546	$462
Service revenue - related parties	270	246	525	423
Rental income	70	71	139	141
Rental income - related parties	70	66	137	104
Product sales	191	137	394	237
Product sales - related parties	2	3	4	6
Gain on sale of assets	—	—	1	—
Income (loss) from equity method investments	1	(83)	6	(78)
Other income	1	1	3	3
Other income - related parties	25	24	47	45
Total revenues and other income	916	698	1,802	1,343
Costs and expenses:
Cost of revenues (excludes items below)	139	113	252	207
Purchased product costs	140	114	271	193
Rental cost of sales	13	15	25	29
Rental cost of sales - related parties	1	1	1	1
Purchases - related parties	109	99	216	177
Depreciation and amortization	164	151	351	287
Impairment expense	—	1	—	130
General and administrative expenses	57	63	115	116
Other taxes	13	13	26	25
Total costs and expenses	636	570	1,257	1,165
Income from operations	280	128	545	178
Related party interest and other financial costs	—	—	—	1
Interest expense, net of amounts capitalized	74	52	140	107
Other financial costs	13	12	25	24
Income before income taxes	193	64	380	46
Provision (benefit) for income taxes	2	(8)	2	(12)
Net income	191	72	378	58
Less: Net income attributable to noncontrolling interests	1	1	2	1
Less: Net income attributable to Predecessor	—	52	36	98
Net income (loss) attributable to MPLX LP	190	19	340	(41)
Less: Preferred unit distributions	17	9	33	9
Less: General partner’s interest in net income attributable to MPLX LP	74	46	136	85
Limited partners’ interest in net income (loss) attributable to MPLX LP	$99	$(36)	$171	$(135)

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common - basic	$0.26	$(0.11)	$0.46	$(0.43)
Common - diluted	0.26	(0.11)	0.46	(0.43)
Weighted average limited partner units outstanding:
Common units – basic	377	331	370	316
Common units – diluted	382	331	374	316

(a)
Financial results for HST and WHC were recast effective Jan. 1, 2015, and the results for MPLXT were recast effective April 1, 2016. Prior to these dates these companies were not considered businesses and therefore there are no financial results from which to recast. The net income of these businesses is excluded from net income attributable to MPLX LP prior to the March 1, 2017, acquisition from MPC.

Select Financial Statistics (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions, except ratio data)	2017	2016	2017	2016
Distribution declared:
Common units (LP) - public	$162	$131	$311	$258
Common units - MPC	51	41	98	70
Common units - General partner (GP)	5	—	7	—
GP units - MPC	6	4	11	8
Incentive distribution rights - MPC	70	46	130	86
Total GP and LP distribution declared	294	222	557	422
Redeemable preferred units(a)	17	9	33	9
Total distribution declared	$311	$231	$590	$431

Distribution coverage ratio(b)	1.26x	1.24x	1.27x	1.21x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$467	$349	$844	$670
Investing activities	(451)	(337)	(1,404)	(603)
Financing activities	12	19	619	(75)

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(c)	$474	$351	$897	$653
DCF attributable to GP and LP unitholders(c)	370	276	708	512

(a)	The preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event, which is outside our control.

(b)	DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

(c)	Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	June 30 2017	Dec. 31 2016(c)
Cash and cash equivalents	$293	$234
Total assets	18,601	17,509
Total debt	6,667	4,423
Redeemable preferred units	1,000	1,000
Total equity	9,909	11,110
Consolidated total debt to LTM pro forma adjusted EBITDA(a)	3.8x	2.9x

Partnership units outstanding:
GP units	8	7
Class B units(b)	4	4
MPC-held common units	90	86
GP-held common units	9	—
Public common units	284	271

(a)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $441 million and $435 million of unamortized discount and debt issuance costs as of June 30, 2017, and Dec. 31, 2016, respectively.

(b)
Class B units were issued to and are held by M&R MWE Liberty LLC, an affiliate of The Energy & Minerals Group. The Class B units converted into common units at a rate of 1.09 common units and received $6.20 in cash for each Class B unit in two equal installments, the first of which occurred on July 1, 2016, and the second of which occurred on July 1, 2017. Class B units do not receive distributions.

(c)
Financial information has been retrospectively adjusted to include the results of HST, WHC and MPLXT prior to the March 1, 2017, acquisition from MPC, since MPLX and these businesses are under common control.

Operating Statistics (unaudited)
	Three Months Ended June 30				Six Months Ended June 30
	2017		2016	% Change	2017	2016	% Change
Logistics and Storage
Pipeline throughput (thousands of barrels per day)(a)
Crude oil pipelines	2,027		1,643	23%	1,827	1,609	14%
Product pipelines	1,067		987	8%	1,010	988	2%
Total pipelines	3,094		2,630	18%	2,837	2,597	9%
Average tariff rates ($ per barrel)(a)
Crude oil pipelines	$0.58		$0.57	2%	$0.58	$0.58	—%
Product pipelines	0.70		0.67	4%	0.73	0.66	11%
Total pipelines	0.62		0.61	2%	0.63	0.61	3%

Terminal throughput (thousands of barrels per day)	1,489	—	1,503	(1)%	1,456	1,503	(3)%

Barges at period-end	232		219	6%	232	219	6%
Towboats at period-end	18		18	—%	18	18	—%

Gathering and Processing
Gathering throughput (mmcf/d)
Marcellus Operations	964		918	5%	944	910	4%
Utica Operations	951		902	5%	933	946	(1)%
Southwest Operations	1,411		1,468	(4)%	1,378	1,460	(6)%
Total gathering throughput	3,326		3,288	1%	3,255	3,316	(2)%

Natural gas processed (mmcf/d)
Marcellus Operations	3,811		3,072	24%	3,672	3,112	18%
Utica Operations	879		1,034	(15)%	973	1,077	(10)%
Southwest Operations	1,333		1,175	13%	1,300	1,142	14%
Southern Appalachian Operations	269		248	8%	267	251	6%
Total natural gas processed	6,292		5,529	14%	6,212	5,582	11%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	313		252	24%	302	244	24%
Utica Operations	38		40	(5)%	40	44	(9)%
Southwest Operations	21		14	50%	20	16	25%
Southern Appalachian Operations	15		16	(6)%	15	17	(12)%
Total C2 + NGLs fractionated	387		322	20%	377	321	17%

(a)	Pipeline throughput and tariff rates as of June 30, 2016, have been recast to reflect the acquisition of HST.

Reconciliation of Segment Operating Income Attributable to MPLX LP to Income From Operations (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2017	2016	2017	2016
L&S segment operating income attributable to MPLX LP	$208	$123	$364	$211
G&P segment operating income attributable to MPLX LP(a)	313	271	622	528
Segment portion attributable to equity affiliates	(38)	(47)	(78)	(89)
Segment portion attributable to Predecessor(b)	—	80	53	142
Income (loss) from equity method investments	1	(83)	6	(78)
Other income - related parties	14	11	25	18
Unrealized derivative gains (losses)(c)	3	(12)	19	(21)
Depreciation and amortization	(164)	(151)	(351)	(287)
Impairment expense	—	(1)	—	(130)
General and administrative expenses	(57)	(63)	(115)	(116)
Income from operations	$280	$128	$545	$178

(a)	All Partnership-operated, non-wholly owned subsidiaries are treated as if they are consolidated.

(b)	The operating income of Predecessor is excluded from segment operating income attributable to MPLX LP prior to the acquisition dates.

(c)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders from Net Income (Loss) (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2017	2016	2017	2016
Net income	$191	$72	$378	$58
Depreciation and amortization	164	151	351	287
Provision (benefit) for income taxes	2	(8)	2	(12)
Amortization of deferred financing costs	13	12	25	23
Non-cash equity-based compensation	3	4	6	6
Impairment expense	—	1	—	130
Net interest and other financial costs	74	52	140	109
(Income) loss from equity method investments	(1)	83	(6)	78
Distributions from unconsolidated subsidiaries	33	40	66	78
Unrealized derivative (gains) losses(a)	(3)	12	(19)	21
Acquisition costs	—	(2)	4	(1)
Adjusted EBITDA	476	417	947	777
Adjusted EBITDA attributable to noncontrolling interests	(2)	—	(3)	(1)
Adjusted EBITDA attributable to Predecessor(b)	—	(66)	(47)	(123)
Adjusted EBITDA attributable to MPLX LP	474	351	897	653
Deferred revenue impacts	9	4	17	7
Net interest and other financial costs	(74)	(52)	(140)	(109)
Maintenance capital expenditures	(23)	(20)	(35)	(33)
Other	1	—	—	—
Portion of DCF adjustments attributable to Predecessor(b)	—	2	2	3
DCF	387	285	741	521
Preferred unit distributions	(17)	(9)	(33)	(9)
DCF attributable to GP and LP unitholders	$370	$276	$708	$512

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The Adjusted EBITDA and DCF adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition dates.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2017	2016	2017	2016
Net cash provided by operating activities	$467	$349	$844	$670
Changes in working capital items	(50)	4	1	(9)
All other, net	(16)	(5)	(32)	(22)
Non-cash equity-based compensation	3	4	6	6
Net gain on disposal of assets	2	—	1	—
Net interest and other financial costs	74	52	140	109
Current income taxes	1	1	1	1
Asset retirement expenditures	—	2	1	2
Unrealized derivative (gains) losses(a)	(3)	12	(19)	21
Acquisition costs	—	(2)	4	(1)
Other	(2)	—	—	—
Adjusted EBITDA	476	417	947	777
Adjusted EBITDA attributable to noncontrolling interests	(2)	—	(3)	(1)
Adjusted EBITDA attributable to Predecessor(b)	—	(66)	(47)	(123)
Adjusted EBITDA attributable to MPLX LP	474	351	897	653
Deferred revenue impacts	9	4	17	7
Net interest and other financial costs	(74)	(52)	(140)	(109)
Maintenance capital expenditures	(23)	(20)	(35)	(33)
Other	1	—	—	—
Portion of DCF adjustments attributable to Predecessor(b)	—	2	2	3
DCF	387	285	741	521
Preferred unit distributions	(17)	(9)	(33)	(9)
DCF attributable to GP and LP unitholders	$370	$276	$708	$512

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The Adjusted EBITDA and DCF adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition dates.

Capital Expenditures (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2017	2016	2017	2016
Capital Expenditures(a):
Maintenance	$23	$24	$35	$35
Growth	380	296	651	566
Total capital expenditures	403	320	686	601
Less: Increase (decrease) in capital accruals	31	16	33	(7)
Asset retirement expenditures	—	2	1	2
Additions to property, plant and equipment	372	302	652	606
Capital expenditures of unconsolidated subsidiaries(b)	81	16	205	60
Total gross capital expenditures	453	318	857	666
Less: Joint venture partner contributions	59	6	93	29
Total capital expenditures, net	394	312	764	637
Less: Maintenance capital	24	24	36	35
Total growth capital expenditures	$370	$288	$728	$602

(a)	Includes capital expenditures of Predecessor for all periods presented.

(b)	Capital expenditures includes amounts related to unconsolidated, partnership-operated subsidiaries.

2017 Forecast - Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP unitholders from Net Income (unaudited)

(In millions)	Low	High
Net income	$600	$750
Depreciation and amortization	690	690
Net interest and other financial costs	380	380
Adjustment for equity investment earnings & distributions	110	110
Unrealized derivative losses(a)	(20)	(20)
Adjusted EBITDA	1,760	1,910
Adjusted EBITDA attributable to noncontrolling interests	(10)	(10)
Adjusted EBITDA attributable to MPLX LP	1,750	1,900
Deferred revenue impacts	35	35
Net interest and other financial costs	(335)	(335)
Maintenance capital expenditures	(150)	(150)
DCF	1,300	1,450
Preferred unit distributions	(65)	(65)
DCF available to GP and LP unitholders	$1,235	$1,385

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

2017 Forecast - Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP unitholders from Net Cash Provided by Operating Activities (unaudited)

(In millions)	Low	High
Net cash provided by operating activities	$1,450	$1,600
Changes in working capital items	45	45
All other, net	(70)	(70)
Non-cash equity based compensation	15	15
Net cash interest and other financial costs	335	335
Asset retirement expenditures	5	5
Unrealized derivative losses(a)	(20)	(20)
Adjusted EBITDA	1,760	1,910
Adjusted EBITDA attributable to noncontrolling interests	(10)	(10)
Adjusted EBITDA attributable to MPLX LP	1,750	1,900
Deferred revenue impacts	35	35
Net interest and other financial costs	(335)	(335)
Maintenance capital expenditures	(150)	(150)
DCF	1,300	1,450
Preferred unit distributions	(65)	(65)
DCF available to GP and LP unitholders	$1,235	$1,385

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.